Exhibit 99.1

MARQUEE HOLDINGS INC.
CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED MARCH 30, 2006 AND MARCH 31, 2005

(Dollars in thousands)	Pro Forma Thirteen Weeks Ended March 30, 2006	Pro Forma Thirteen Weeks Ended March 31, 2005	Pro Forma Fifty-two Weeks Ended March 30, 2006	Pro Forma Fifty-two Weeks Ended March 31, 2005
	(UNAUDITED)
Admissions	$375,706	$390,239	$1,602,279	$1,737,361
Concessions	154,116	157,085	653,316	690,455
Other	22,311	21,942	132,457	104,174
Total revenues	552,133	569,266	2,388,052	2,531,990

Cost of operations	361,032	366,137	1,534,504	1,606,952
Rent	111,358	103,711	434,204	421,873
General and administrative:
M&A Costs	10,120	2,762	18,059	8,116
Management Fee	1,250	1,250	5,000	5,000
Other	14,976	23,952	76,985	89,950
Preopening expense	2,521	82	10,635	2,553
Theatre and other closure expense	(789)	1,135	601	12,025
Restructuring charge	45	4,946	3,980	5,053
Depreciation and amortization	67,827	75,276	282,285	291,936
Impairment of long-lived assets	11,974	—	11,974	—
Disposition of assets and other gains	(1,067)	(302)	(1,300)	(5,274)
Total costs and expenses	579,247	578,949	2,376,927	2,438,184

Other expense (income)	1,382	(6,778)	(11,712)	(6,778)
Interest expense	58,052	55,386	228,518	222,317
Investment expense (income)	2,242	(151)	5,127	(6,720)
Total other expense	61,676	48,457	221,933	208,819

Loss from continuing operations before income taxes	(88,790)	(58,140)	(210,808)	(115,013)
Income tax provision (benefit)	—	—	10,055	11,461
Loss from continuing operations	(88,790)	(58,140)	(220,863)	(126,474)
Income (loss) from discontinued operations, net of income taxes	28	106	(22,409)	(230)
Net loss	$(88,762)	$(58,034)	$(243,272)	$(126,704)
Operating Data (at period end):
Average screens - continuing operations	5,095	5,155	5,138	5,134
Number of screens operated			5,829	5,750
Number of theatres operated			428	430
Screens per theatre			13.6	13.4
Attendance (in thousands) - continuing operations	56,849	61,476	243,545	273,947